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                         CONSENT OF ERNST & YOUNG LLP
                             INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus for the registration of $500,000,000 of Junior Subordinated Deferrable Interest Debentures of The Bank of New York Company, Inc., Preferred Securities of BNY Capital III, BNY Capital IV, and BNY Capital V, and The Bank of New York Company, Inc. Guarantees with respect to the Preferred Securities and to the incorporation by reference therein of our report dated January 27, 1997, with respect to the consolidated financial statements and schedules of The Bank of New York Company, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                                           /s/ Ernst & Young LLP
New York, New York
November 20, 1997